Sirius America Insurance Company 80 Bloor Street West #1202 Toronto, Ontario
M5S 2V1

October 7, 2022

PRIVATE AND CONFIDENTIAL

Mr. Stephen Yendall 10 Reigate Road Toronto, Ontario M9A 2Y2

Dear Steve:

Re:    Offer of Indefinite Employment and Executive Employment Agreement

Sirius America Insurance Company (the “Company”) is pleased to confirm our offer to employ you on an indefinite basis as a full-time salaried executive in the position of Chief Financial Officer of SiriusPoint Ltd. Once you accept this offer, we will have a binding employment agreement. The offer is subject to the following terms and conditions:

1.Effective Date/Location/Reporting: This agreement will be effective and your employment will commence on October 31, 2022 or any other agreed date (“Effective Date”). You will work in Toronto or in such other location as required by the Company. You will report to the CEO of SiriusPoint Ltd.

2.Conditional Employment: Your employment is conditional on (i) being eligible and remaining eligible to lawfully work in Canada for the duration of your employment and providing appropriate proof of same; (ii) maintaining a valid Canadian passport; (iii) being eligible and remaining eligible to undertake all required international business travel, including to the US; and
(iv) your being approved by any relevant regulatory authorities to hold any relevant regulated positions in connection with your employment with the Company, to the extent applicable.

3.Salary: You will be paid an annual salary of $682,320 CAD (“Base Salary”). Such amount will be payable to you on a semi-monthly basis in accordance with the Company’s regular payroll practices as may be amended from time-to-time. The Base Salary will be reviewed annually in the March/April time frame and in connection with regular senior management compensation reviews.

4.Sign-on Bonus: In March 2023, you will be paid a lump sum sign-on bonus of $320,000 CAD.

5.Annual Bonus: You will be eligible to receive a discretionary annual cash bonus with a target bonus amount of 100% of your then current Base Salary (the “Target Bonus”), subject to generally applicable threshold and maximum levels set by the Compensation Committee of the

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Board of Directors of SiriusPoint Ltd. (“Compensation Committee”) as to individual and corporate performance goals. Payment of any annual bonus will generally occur in March or April at the

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same time that annual bonuses are paid to other members of the management team. For the 2023 performance year only, you are guaranteed a bonus payment at 100% of target, subject to the termination provisions below.

6.Annual Long-Term Incentive: You will be eligible to participate in a long term incentive (“LTI”) program under the SiriusPoint Ltd 2013 Omnibus Incentive Plan as amended and restated as of February 26, 2021 (the “Plan”). Starting in 2023, your annual LTI award (“Annual Award”) will, subject to the review and approval of the Compensation Committee, have an on-target grant date value equal to 200% of your Base Salary (with 200% expressed as $1,000,000 USD for the purpose of the 2023 LTI grant). The Annual Award will be provided through a mix of restricted stock units of SiriusPoint Ltd. (“RSUs”) with time-based, performance-based and/or a combination of time and performance-based vesting requirements (as to 75% of the shares underlying the Annual Award) and options to acquire common stock of SiriusPoint Ltd. (“Options”) (as to 25% of the shares underlying the Annual Award) or in such other ratio and/or in the form of other types of awards permitted under the Plan as granted to other Plan participants and as determined at the discretion of the Compensation Committee. The RSU's and Options are subject to the terms and conditions of the Plan. Your Annual Award will be granted at the same time as awards are granted to other Plan participants (expected to be no later than the second quarter of each calendar year) and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements and award notices.

7.Make Whole LTI Award: Within sixty (60) days of the Effective Date, you will be granted RSUs of SiriusPoint Ltd. with a grant date value of $132,000.00 USD (the “Make Whole RSUs”) which will be subject to the Plan, and the Employee Service Restricted Share Unit Award Notice and Agreement (collectively, the “RSU Grant Documents”). The RSUs Grant Documents will be separately provided on terms that are consistent with this Agreement. The Make Whole RSUs will vest ratably in three equal installments on November 15, 2022; November 15, 2023; November 15, 2024, subject to the termination provisions below.

8.Sign-On LTI Award: Within sixty (60) days of the Effective Date, you will be granted RSUs of SiriusPoint Ltd. with a grant date value of $500,000.00 USD which, subject to the Plan and the Employee Service Restricted Share Unit Award Notice and Agreement, will vest ratably on the first, second, and third anniversaries of the grant date subject to the termination provisions below. The RSUs Grant Documents will be separately provided on terms that are consistent with this Agreement. In addition, you shall be granted an option to purchase (1) 100,000 shares of SiriusPoint Ltd. common stock which shall become vested and exercisable when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is at least $8.00 USD and (2) 100,000 shares of the SiriusPoint Ltd. common stock which shall become vested and exercisable when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is at least
$10.00 USD (collectively, the “Sign-On Options”). The grant date value of the Sign-On Options will be calculated using the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange as of the Effective Date. The complete terms of the Sign-On Options will be set forth in the Employee Share Option Award Notice and Employee Share Option Agreement (collectively, the “Sign-On Options Documents”). The Sign-On Options Documents will be separately provided on terms that are consistent with this Agreement.

9.Tax Equalization: If your business travel outside of Canada causes you to incur a personal tax liability that you would not otherwise have incurred but for the business travel, the Company will make you whole with respect to such liability provided, upon reasonable request, you provide the Company with appropriate documentation demonstrating the personal tax liability you incurred.

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10.Group Benefit Plan: You are eligible to participate in any group benefit plan maintained by the Company on the same terms as other similarly situated employees of the Company, except as limited by the terms of the benefit plan. .

11.Amendment or Discontinuance: The Company may amend or discontinue any group benefit plan or any Company policy without notice to you except that if notice is required by applicable law, then notice is limited to eight weeks or, if greater, any notice required by the ESA.

12.Hours of Work: As an executive, you will have the discretion to determine your own hours of work conditional on ensuring that all business needs and deliverables are met on an efficient and timely basis consistent with all of your fiduciary, professional and legal obligations.

13.Vacation: You are entitled to 5 weeks’ vacation time for each calendar year of employment, prorated for any partial year. Any required vacation pay is limited to your Salary unless required otherwise by the ESA. Subject to the terms herein, you will earn vacation time at the rate of 2.083 days for each completed month of active service but in no case will you receive less than your minimum vacation time under the ESA. You are obligated to take your vacation each vacation year, except that you may carry over any vacation entitlement but only for the first six (6) months in the next vacation year. At the end of that six (6) month’ period, you will have no entitlement to and will forfeit your unused vacation time and vacation pay (except as required otherwise by the ESA). The Company reserves the right to schedule any vacation to which you are entitled.

14.Policies: You will be bound by all existing and new policies issued by the Company or any Group Company. Subject to section 11, the Company or any Group Company may introduce, amend or eliminate any policy. If there is conflict or difference between the terms of any policy and the terms of this Agreement, then the terms of this Agreement will prevail.

15.Duties:

(a)You will perform the duties usually associated with your position and any other duties as assigned to you consistent with your role.

(b)You are a fiduciary and will comply with all fiduciary obligations and your professional obligations to any professional or regulatory body to which you are subject, both during and after your employment in addition to your obligations under this agreement, the Protective Agreement and any other applicable agreement to which you are a party.

(c)You will act in good faith at all times and will perform your duties to the highest standard expected in your role.

(d)You will be required to undertake business travel nationally and internationally to carry out your duties.

(e)The Company may reasonably alter your duties and your reporting relationships from time to time in accordance with its business needs provide that any changes are consistent with your role and provided that there is no “Good Reason”.

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(a)You will devote your full time and attention to the Company’s business needs during your work hours and you will not engage in any other employment or activity unrelated to the Company’s business during those work hours.

(b)You will not engage in any conduct which places you in a conflict of interest position, whether potential or actual.

(c)Notwithstanding that you may (i) perform duties for any other Group Company,
(ii) report to the CEO of SiriusPoint Ltd., and (iii) participate in the bonus or incentive plans of a Group Company, there is no intention to create an employment relationship or agreement with any other Group Company and you will be employed exclusively by the Company.

16.Employee Representations. You represent to the Company that your acceptance of this offer of employment and your commencement of employment with the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any prior employer. You further represent that you have provided the Company with true, correct, and complete copies of all such agreements related to your employment with your former employer. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your prior employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.

17.Accommodation: The Company has an accommodation process in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability, please contact a member of the Company’s Human Resources Team so that arrangements can be made for the appropriate accommodations to be in place as required by applicable law.

18.Protective Agreement: In consideration of the terms herein, you will also agree to the terms of and sign the Company’s Protective Agreement, attached as Appendix “A” and incorporated herein by reference.

19.Indefinite Employment: Your employment is on an indefinite basis subject to the layoff and termination provisions herein. The layoff and termination provisions herein limit and reduce your common law entitlements and should be reviewed carefully with legal counsel.

20.Layoff: The Company may lay you off at any time on a temporary basis in accordance with the provisions of the ESA, and a temporary layoff will not constitute a termination of your employment unless the ESA requires same.

21.Definitions: In this agreement:

(a)“Good Reason” means (A) the assignment to you of duties that are significantly different from, or that result in a substantial diminution of, your title, duties, authorities or responsibilities hereunder; (B) a reduction in your base salary of 10% or more, (C) a material breach by the Company of this offer letter, or any other material agreement with the Company, or
(D) a material change of your primary location that is at least 50 miles from your home in Toronto (except, if you change residency on your own, then this provision will not apply); provided that, if you resign with Good Reason, (1) your notice of resignation must be delivered to the Company

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within thirty (30) days following the claimed occurrence of Good Reason and must specify in reasonable detail the circumstances claimed to constitute Good Reason, (2) the Company shall have thirty (30) days of receipt of such notice to cure such Good Reason event, (3) failing such cure, the termination of employment shall be effective as of the date immediately following final day of the Company’s 30-day cure period, and (4) if such Good Reason event is cured, the notice of resignation shall be deemed withdrawn and without effect.

(a)“Cause” means any conduct which would disentitle you to notice of termination or pay in lieu of notice under the ESA.

(b)“ESA” means the Ontario Employment Standards Act, 2000 as amended or any successor legislation.

(c)“Group Company” means Group Company as defined in the Protective Agreement.

(d)“Just Cause” means any conduct which justifies immediate termination at common law without notice or pay in lieu of notice.

(e)“Termination Date” means the date on which you are advised of the termination of your employment by the Company.

22.Termination By You Without Good Reason: If you decide to terminate your employment by resigning voluntarily without Good Reason, you will provide six months’ written notice of resignation (“Notice Period”). You will be available to the Company and will perform your duties as required during the Notice Period. You will not commence new employment during the Notice Period. Upon resignation, you will receive any outstanding Base Salary, vacation pay and all ESA and other payments and entitlements owing under this agreement up to and including the last day of the Notice Period. Any Options which are vested as of the last day of the Notice Period will remain exercisable for ninety (90) days and the unvested Options will be cancelled and forfeited on that date.

23.Termination By You for Good Reason: If you resign from your employment for Good Reason, then you will receive the same payments and entitlements as if you are terminated without Cause and without Just Cause under section 25.

24.Termination – Cause: If your employment is terminated in circumstances where there is Cause, then you will receive only any outstanding Salary, vacation pay and all ESA and other payments and entitlements owing under this agreement up to and including the Date of Termination. All vested and unvested Options will be cancelled and forfeited on that Date.

25.Termination – Without Cause and Without Just Cause: In lieu of reasonable notice at common law, the Company may terminate your employment in circumstances where there is no Cause and no Just Cause by providing you only:

(f)all of your payments and entitlements owing under this agreement and the ESA up to the Termination Date;
(g)a lump sum retiring allowance equal to twelve (12) months of your then current Base Salary, as of the Termination Date, which payment is inclusive of your entitlement to ESA pay in lieu of notice and ESA severance pay;

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(h)your annual cash bonus for the year that includes the Termination Date paid at target and prorated up to the last day of the ESA minimum statutory notice period;
(i)continuation of employer contributions or premiums with respect to coverage for all of your benefits under any benefit plan for the 12 month period after the Termination Date or at the option of the Company, payment of the applicable employer contribution or premium for any benefit that cannot be continued after the ESA minimum statutory notice period to the end of the 12 month period;
(j)with respect to any granted but unvested RSUs as of the Termination Date, these RSUs will continue to be eligible to vest for a period of twelve (12) months following the Termination Date;
(k)any granted but unvested Options as of the Termination Date will vest as of the Termination Date and remain exercisable for three (3) years following the Termination Date.

This section will continue to apply regardless of the length of your employment and any change in your employment, including any change in position, duties or compensation.

26.Termination Without Cause but with Just Cause: If the Company terminates your employment in circumstances where there is no Cause but there is Just Cause, then you are entitled only to (i) all of your Salary, payments and entitlements owing under this agreement up to and including the Termination Date and (ii) all of your payments and entitlements owing under the ESA, including minimum notice of termination or pay in lieu of notice; minimum ESA severance pay, if any; and vacation pay, continued payment of any benefit plan contributions and any other minimum payment or entitlement as required by the ESA but only to the end of the ESA minimum statutory notice period. Except and only to the extent provided otherwise by the ESA, all vested and unvested Options will be cancelled and forfeited.

27.No Additional Entitlement on any Termination of Employment: Upon termination of your employment for any reason, lawful or unlawful, your rights and entitlements will be determined under this agreement and not at common law.

28.Release: You will sign a full and final release and indemnity in a form satisfactory to the Company if you wish to receive any entitlements hereunder in excess of your minimum entitlements under the ESA.

29.ESA Compliance: This agreement is subject to the terms of the ESA and the parties intend to comply with the ESA in all respects. If the ESA provides a greater right or benefit than any of the terms herein, then the provisions of the ESA will apply in lieu of the terms herein but only to the extent required by the ESA, and this agreement is deemed to be amended accordingly.

30.Actions on termination. On or following the termination of the employment (howsoever arising) you will:

(l)at the request of the Company, resign from any office which you occupy and, if applicable, shall transfer without payment to the Company or as the Company may direct any third party any shares or other securities you held in the Company (or any Group Company) as a nominee or trustee for the Company (or any Group Company) and deliver to the Company the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out

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of the termination of the Employment. In the event you unreasonably refuse to sign reasonably appropriate resignation documentation, the Company may sign such resignation documentation on your behalf.

(m)forthwith deliver to the Company all “Confidential Information” (as defined in the Protective Agreement) and materials containing the same and all other Company and Group Company property which are in your possession or under your power or control and on the Company's request provide a signed statement that you have fully complied with the obligations hereunder.

(n)cooperate with the Company and any Group Company by providing such assistance as may reasonably be required during normal working hours in connection with any handover arrangements or any claim made by or against the Company or any Group Company. For the avoidance of doubt, such assistance may include, but not be limited to, attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence.

(o)provide the Company with all necessary information as may be necessary to allow such person as the Company may determine to access any IT equipment, hard drive, memory stick or other equipment used by you in the course of the employment regardless of who owns such equipment.

31.Technology and Privacy: The Company may provide you with a laptop and various electronic technologies, including e-mail, voicemail and Internet services. These technologies are intended to be used for business purposes only and are meant to assist you in completing job duties. Personal use of these technologies should be at a minimum, and limited to personal time.

It is imperative that you not misuse these technologies. You must ensure that only business- related information is contained or maintained on the Company’s systems and devices. At a minimum, you must be guided by common sense when using such technologies. Given the ever- changing nature of these technologies, it is impossible to catalogue all possible misuse. Nevertheless, you are strictly prohibited from using any technology to view, listen to or communicate offensive, defamatory or disruptive content. Such content includes, but is not limited to, material of a sexual or sexually suggestive nature, racial, ethnic or gender-specific slurs, or any other visual/audio/verbal content that offends or is intended to offend someone because of age, sex, sexual orientation, religion, national origin, disability or other lawfully protected trait.

All messages distributed via the Company’s email and electronic systems or contained on those systems are the property of the Company. Since the Company’s name is included in the email address, all messages reflect on the organization. You should have no expectation of privacy in anything that you create, store, send or receive on the Company’s email or electronic systems. All e-mails and any other electronic messages can be monitored without prior notification. The Company will periodically monitor its e-mail and other systems and files to determine whether there is evidence of misuse. If you misuse any Company technology, you will be disciplined, up to and including termination of employment.

32.Expenses: The Company will provide you with a laptop, cellphone and other appropriate tools as determined by the Company. The Company will reimburse you for any reasonable business expenses subject to the Company approval, appropriate receipts, and compliance with

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any Company policy on expenses. The Company agrees to pay up to $20,000 CAD for legal fees incurred by you in connection with the negotiation of this agreement provided that an appropriate invoice addressed to the Company is provided in support of those fees.

33.Assignment; Successors and Assigns: The Company may assign this agreement to any other corporation, or to any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company. You expressly consent to the Company’s assignment of its rights and obligations under this offer letter to a subsidiary service company formed or designated for the purposes of employing employees of and other service providers to the Company. This offer letter shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged; provided, however, that your obligations are personal and shall not be assigned by you.

34.Entire Agreement: This agreement, including any appendices and exhibits, constitutes the entire agreement between you and the Company in reference to the matters stated herein and relative to your employment by the Company. Execution of this agreement cancels and supersedes all previous oral or written representations (including the term sheet), offers, understandings and agreements in their entirety. Except as provided otherwise in this agreement, this agreement may only be amended in writing.

35.Enforceability: Any provision of this agreement that is prohibited or unenforceable shall be ineffective and shall be severed from the balance of this agreement without affecting the validity or enforceability of any other provision.

36.Payments / Deductions: All payments are payable in Canadian dollars, except where
U.S. dollars (“USD”) are specified and are subject to all deductions and withholdings as required by statute.

37.Directors & Officers Insurance: You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.

Acceptance of Terms and Conditions

Would you please confirm your acceptance of these terms and conditions by signing a copy of this letter and returning same to my attention. Electronic signatures on this letter are valid as if original. Before your acceptance, you should take whatever legal or other advice you believe is necessary to fully understand all terms and conditions, especially but not limited to the termination provisions. Please advise if you have any questions about this letter or the Company’s policies.

We look forward to a mutually rewarding relationship. Sincerely,
SCOTT EGAN
Sirius America Insurance Company Scott Egan
Chief Executive Officer

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I, Stephen Yendall, hereby accept employment with the Company subject to the terms and conditions set out above.

October 8, 2022
Date    Signature

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